EXHIBIT 99





June 28, 2002





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

RE:  Arthur Andersen, LLP

     The purpose of this letter is to address the requirements of the Securities and Exchange Commission (the "Commission") with respect to issuers that include accountants' reports from Arthur Andersen, LLP ("Andersen") issued after March 14, 2002 in filings with the Commission.

     In connection with the audit of the consolidated financial statements of Thomas Nelson, Inc. and subsidiaries (the "Company") as of March 31, 2002 and for the year then ended, Andersen has issued a report to the Company dated May 10, 2002 (except for Note J, as to which the date is June 28, 2002). The report is included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002.

     In accordance with the requirements of the Commission, the Company has received the following written representation from Andersen:

     We represent that this audit was subject to our quality control system for the U.S. Accounting and Auditing Practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation.

Thomas Nelson, Inc.

/s/ Joe L. Powers

Joe L. Powers
Chief Financial Officer